CERTIFICATE OF AMENDMENT
OF THE
CERTIFICATE OF INCORPORATION
OF THE
DAIS ANALYTIC CORPORATION

Under Section 805 of the Business Corporation Law

1.           The name of the corporation is Dais Analytic Corporation, which was originally formed under the name of The Dais Corporation.

2.           The certificate of incorporation for Dais Analytic Corporation was filed by the Department of State on April 8, 1993.

3.           The certificate of incorporation is hereby amended as authorized by Section 801 of the Business Corporation Law to effect the following amendment:

Article  FOURTH is hereby amended to effect an increase in the authorized capital from 60,000,000 shares with a par value of $.01 per share, of which 50,000,000 was designated as Common Stock, par value $.01 per share, and 10,000,000 was designated as Preferred Stock, par value $.01 per share to 110,000,000 shares with a par value of $.01 per share, of which 100,000,000 shall be designated as Common Stock, par value $.01 per share, and 10,000,000 shall remain designated as Preferred Stock with a par value of $.01 per share.  There is no change in the number or par value of issued shares in connection therewith.”  Paragraph FOURTH of the certificate of incorporation, which refers to authorized shares, is amended to read as follows:

“FOURTH:  SHARES OF STOCK."

Section 1.                      Authorized Capital.  The Corporation is authorized to issue two classes of stock to be designated, respectively, “Common Stock” and “Preferred Stock;” and collectively referred to herein as the “Capital Stock.”  The total number of shares of Capital Stock which the Corporation shall have authority to issue shall be 110,000,000 shares, consisting of 100,000,000 shares of Common Stock, having a par value of $0.01 per share, and 10,000,000 shares of Preferred Stock, having a par value of $0.01 per share.

Section 2.                      Common Stock.  Subject to any preferential or other rights granted to any series of Preferred Stock, the holders of shares of Common Stock shall be entitled to receive dividends out of funds of the Corporation legally available therefore, at the rate and at the time or times as may be provided by the Board of Directors and shall be entitled to receive distributions legally payable to stockholders on the liquidation of the Corporation.  The holders of the Common Stock, on the basis of one vote per share, shall have the right to vote for the election of members of the Board of Directors of the Corporation and the right to vote on all other matters, except where a separate class or series of the Corporation’s stockholders vote by class or series.

Section 3.                      Preferred Stock.  Except as otherwise expressly prohibited by the provisions of this certificate of incorporation, shares of Preferred Stock may be issued from time to time in one or more classes or series in any manner permitted by law as determined from time to time by the Board of Directors (any such issuance to require the affirmative vote of a majority of the independent directors) and stated in the resolution or resolutions providing for the issuance thereof, prior to the issuance of any shares thereof.  The Board of Directors shall have the authority to fix and determine, subject to the provisions hereof, the rights and preferences of the shares of any class or series so established.

3.1.           Designated Series of Preferred Stock. Of such 10,000,000 shares of Preferred Stock, 400,000 are hereby designated as “Series A Convertible Preferred Stock” (the “Series A Preferred”), 1,000,000 are hereby designated as “Series B Convertible Preferred Stock” (the “Series B Preferred”), 500,000 are hereby designated as “Series C Convertible Preferred Stock” (the “Series C Preferred”) and 1,100,000 are hereby designated as “Series D Convertible Preferred Stock” (the “Series D Preferred”) (the Series A Preferred, Series B Preferred, Series C Preferred and Series D Preferred are collectively, the “Series A-D Preferred”).  Other than those rights and preferences which are based on their respective Original Issue Prices (as hereinafter defined), each of the shares of Series A Preferred, Series B Preferred, Series C Preferred and Series D Preferred shall have the same rights and preferences and shall rank pari passu with each other in all respects.

(a)           Rank.  The Series A-D Preferred shall with respect to distributions of assets and rights upon the occurrence of a Liquidation rank senior to (i) all classes of common stock of the Corporation (including, without limitation, the Common Stock), and (ii) each other class or series of Capital Stock of the Corporation hereafter created which does not expressly rank pari passu with or senior to the Series A-D Preferred (collectively, the “Junior Stock”).

(b)           Dividends.  The holders of Series A-D Preferred shall be entitled to receive dividends, out of any assets legally available therefor, prior to and in preference to any declaration or payment of any dividend on the Common Stock of this Corporation.  No dividends or other distributions shall be declared or paid with respect to the Common Stock of this Corporation or stock of any other class or series of Junior Stock unless at the same time an equivalent dividend or distribution is declared or paid on all outstanding shares of Series A-D Preferred.  The dividend or distribution on shares of Series A-D Preferred shall be payable based on the number of shares of Common Stock which the holder of shares of Series A-D Preferred would be entitled to receive if it had converted the shares of such Series A-D Preferred into Common Stock immediately prior to the record date of such distribution.  The right to dividends on the Series A-D Preferred shall not be cumulative, and no right to any dividends shall accrue to the holders of any of the Series A-D Preferred in the event this Corporation shall fail to declare or pay such dividends.

(c)           Liquidation Preference.

(i)           In the event of a Liquidation, the holders of shares of Series A-D Preferred then outstanding shall be entitled to be paid for each share of Series A-D Preferred held thereby, out of the assets of the Corporation available for distribution to its shareholders, before any payment shall be made or any assets distributed to the holders of any shares of Junior Stock, an amount (the “Liquidation Amount”) in cash equal to: (i) the original purchase price per share of each share of Series A Preferred, Series B Preferred, Series C Preferred and Series D Preferred, as applicable (the “Original Issue Price”) (subject to adjustment under conditions analogous to those provided in Section 3.1(f)), plus (ii) all declared and unpaid dividends thereon to the date fixed for the Liquidation (the “Liquidation Preference”).  If the assets of the Corporation are not sufficient to pay in full the foregoing Liquidation Amounts to the holders of outstanding shares of the Series A-D Preferred and any other series or class of stock ranking pari passu with the Series A-D Preferred, then the holders of all shares of Series A-D Preferred shall share ratably in such distribution of assets in accordance with the amount that would be payable on such distribution if the amounts to which the holders of outstanding shares of Series A-D Preferred are entitled were paid in full.

(ii)           Upon completion of the distribution required by subsection (i) of this Section 3.1(c), all of the remaining assets of this Corporation available for distribution to its shareholders shall be distributed first to holders of any Junior Stock classified as senior to the Common Stock and then among the holders of the Series A-D Preferred and Common Stock pro rata based on the number of shares of Common Stock held by each (including the number of shares issuable upon the conversion of the Series A-D Preferred).

(d)           Redemption.

(i)           On or after the fifth anniversary date of the issuance of the Series A Preferred, the holders of any of the Series A-D Preferred (the “Electing Holders”) shall be entitled, at their option, by written notice to the Corporation (a “Series A-D Redemption Notice”) to require the Corporation to redeem all or any portion of the then outstanding shares of Series A-D Preferred (including shares of Series A-D Preferred issued upon the exercise of warrants on or before the date of the Series A-D Redemption Notice).  Notwithstanding the redemption right granted to the holders of the Series A-D Preferred set forth above, the Company shall be required to redeem the Series A-D Preferred only if funds are legally available therefor under the New York Business Corporation Law.  If the Company is unable to redeem the shares of Series A-D Redemption Notice under the provisions of the immediately preceding sentence, the obligation of the Company to redeem such shares of Series A-D Preferred shall continue until the Company is permitted to redeem such shares in accordance with this Section 3.1(d)(i).

(ii)           The Redemption Price per share to be paid in any redemption pursuant to this Section 3.1(d) shall be determined as follows;

RP   =                                XX% x AV

Where:

RP  =                      Redemption Price.

XX% =
Percentage obtained by dividing the number of shares of Series A-D Preferred to be redeemed by the total number of shares of Capital Stock outstanding on a fully diluted basis as of such date (excluding any unvested warrants, options or other rights to acquire shares).

AV =
the appraised value of the Corporation as of the date of the Series A-D Redemption Notice as determined by an independent third party appraiser mutually agreed upon by Electing Holders and the Corporation (determined through discounted cash flow analysis, multiple of EBITDA, multiple of EBIT and/or other relevant valuation methodologies as determined by such appraiser); provided, however, that in determining such appraised value the appraiser shall account for illiquidity and/or for the restriction on the transferability of any of such Series A-D Preferred by applying a discount rate of not less than 10% nor more than 20% as determined in the reasonable discretion of such appraiser.

(iii)           Upon receipt of a Series A-D Redemption Notice, the Corporation shall, to the extent legally permitted, redeem such shares of Series A-D Preferred as soon as practicable following the date of the Series A-D Redemption Notice, but not later than 270 days after the date of such Series A-D Redemption Notice.  The Redemption Price shall be paid in immediately available funds to such account as designated by the Electing Holders.  On the date fixed for redemption, each Electing Holder shall surrender to the Corporation the certificate or certificates representing the shares to be redeemed, free and clear of all claims, liens and encumbrances, and thereupon the Redemption Price shall be payable to the order of the person whose name appears on such certificate or certificates as the owner thereof and each surrendered certificate shall be cancelled.  In the event that less than all shares represented by any such certificate are redeemed, a new certificate shall be issued representing the unredeemed shares.

(e)           Voting Rights.

(i)           Each outstanding share of Series A-D Preferred shall entitle the holder thereof to vote, in person or by proxy, at a special or annual meeting of shareholders (and written actions in lieu of meetings), on all matters entitled to be voted on by the shareholders of the Corporation.  With respect to any such vote, each share of Series A-D Preferred shall entitle the holder thereof to cast that number of votes per share as is equal to the number of votes that such holder would be entitled to cast had such holder converted its shares of Series A-D Preferred into shares of Common Stock (rounded to the nearest whole share) on the record date for determining the shareholders of the Corporation eligible to vote on any such matters.

(ii)           The holders of Series A-D Preferred shall be entitled to vote separately as a single class to the exclusion of all other classes of the Corporation's capital stock, with each Share of Series A-D Preferred entitled to one vote, to elect a pro rata share of the Board (the “Series A-D Directors”) based on such holders' ownership percentage of outstanding Common Stock (including Common Stock issuable upon conversion of the Series A-D Preferred, but excluding Common Stock actually held by such holders), to serve on the Board until their successors are duly elected by the holders of the Series A-D Preferred or they are removed from office (with or without cause) by the holders of the Series A-D Preferred; provided, however, that in no event shall such pro rata share be less than one. In determining such pro rata share, fractional numbers of directors less than 0.5 shall be rounded down and fractional numbers of directors equal to or greater than 0.5 shall be rounded up to the next whole director.  Such right can be exercised at a special meeting of the holders of Series A-D Preferred, at any annual or other special meeting of stockholders and, to the extent and in the manner permitted by applicable law, pursuant to a written consent in lieu of a stockholders meeting.  If the holders of the Series A-D Preferred for any reason fail to elect anyone to fill any such directorship, such position shall remain vacant until such time as the holders of the Series A-D Preferred elect a director to fill such position and shall not be filled by resolution or vote of the Board or the Corporation's other stockholders. In no event shall a Series A-D Director be an employee, director or consultant of a Competitor (as defined below) of the Corporation unless previously approved in writing by the Corporation.  For purposes of this paragraph, a “Competitor” shall mean any person or entity primarily engaged in the development, manufacturing and selling of (A) proton exchange membrane (“PEM”) based electricity producing power plants and/or their individual components, including, but not limited to, PEM stacks with hydrocarbon-based membrane electrode assemblies, hydrocarbon gas refirmation, hydrogen-on-demand components or systems and PEM-based power plant controls, and (B) membrane-based applications, including, but not limited to, Pervaporation uses, heat/moisture exchange, decellanation, boat coatings, single use adhesives, and biomedical coating and component applications.

(iii)           So long as any shares of Series A-D Preferred are outstanding, the Corporation shall not, without first obtaining the approval of the holders of a majority of the outstanding Series A-D Preferred, whether by separate written approval or by voting as a single class:

(A)           Authorize or issue any shares of Capital Stock (of any class or series) that ranks senior to or pari passu with any of the Series A-D Preferred;

(B)           Authorize or issue any shares of Junior Stock at a price per share less than the greater of (I) 175% of the highest Original Issue Price paid by any holder of any of the Series A-D Preferred (but excluding the Original Issue Price paid upon the exercise of warrants to purchase Series B Preferred or Series D Preferred in the event the holder thereof should fail to exercise such warrant for at least 50% of the number of shares for which such warrant is originally exercisable), or (II) the most recent price per share paid to the Company for any shares of its Capital Stock other than as set forth in (A) above or with respect to issuance otherwise specified in Section (3)(f)(iv)(A)(6) of this Article Fourth.

(C)           Effect any sale, lease, assignment, transfer or conveyance of all or substantially all of the assets of the Corporation or any of its subsidiaries, or any reclassification or other change of stock or any re-capitalization, or any dissolution, liquidation, winding up or reorganization of the Corporation, or any consolidation or merger involving the Corporation or any of its subsidiaries;

(D)           Acquire the assets, business or control of any other corporation or business entity in excess of $500,000, through merger, consolidation or otherwise or make any other form of investment in any corporation or business entity;

(E)           Repurchase or redeem any equity securities or pay any dividends on, or make any other distribution with respect to, any equity securities, except for (i) repurchases or redemptions called for or permitted by this Certificate of Incorporation or (ii) repurchases of shares of Common Stock issued to employees, officers, consultants or directors of the Corporation if repurchased therefrom pursuant to arrangements approved by the Board of Directors (which shall include the approval of a majority of the independent directors);

(F)           Sell, transfer, or otherwise convey any material patents, copyrights, trademarks, or applications therefor or any material information that is proprietary or confidential to the Corporation, except for licenses or sublicenses granted by the Corporation in the ordinary course of business;

(G)           Change in any fundamental respect the business of the Corporation;

(H)           Enter into any contract, alliance, partnership or other transaction not in the ordinary course of business involving more than $500,000;

(I)           Amend the Certificate of Incorporation or amend the Corporation’s Bylaws;

(J)           Issue indebtedness after the effective date of the first sale by the Company of any shares of Series A Preferred in an amount exceeding $1,000,000 in the aggregate;

(K)           Increase the size of the Board of Directors to greater than seven (7) members;

(L)           Increase the number of shares of Common Stock available for issuance to employees, officers, consultants or directors upon exercise of stock options to a number greater than 1,800,000 shares; and

(M)           Consummate any public offering of the Corporation’s capital stock (of any class or series) pursuant to a registration statement filed with and declared effective by the United States Securities and Exchange Commission, unless such offering is based upon a pre-offering valuation of the Company of at least $400,000,000 with a gross offering price to the public, before deducting underwriter discounts and commissions, of at least $65,000,000, including proceeds from the sale of any shares sold by selling security holders in such offering (a “Qualified IPO”).

(f)           Conversion.

(i)           General.

               (A)           Voluntary Conversion.  Any holder of Series A-D Preferred shall have the right, at its option, at any time and from time to time prior to a conversion pursuant to Section 3.1(f)(i)(B) hereof, to convert, subject to the terms and provisions of this Section 3.1(f), any or all of such holder’s shares of Series A-D Preferred into such number of fully paid and non-assessable shares of Common Stock as is equal to the product of the number of shares of Series A-D Preferred being so converted multiplied by the quotient of (i) the Original Issue Price divided by (ii) the Conversion Price (as defined below) then in effect with respect to such Series A Preferred, Series B Preferred, Series C Preferred or Series D Preferred, as applicable.  The initial “Conversion Price” for each of the Series A Preferred, Series B Preferred, Series C Preferred and Series D Preferred shall be the Original Issue Price for such Series A Preferred, Series B Preferred, Series C Preferred an Series D Preferred, respectively, and shall be subject to adjustment as provided in this Section 3.1.  Such conversion right shall be exercised by the surrender of the shares of Series A-D Preferred to be converted to the Corporation at any time during usual business hours at its principal place of business to be maintained by it, accompanied by written notice that the holder elects to convert such shares of Series A-D Preferred and specifying the name or names (with address) in which a certificate or certificates for shares of Common Stock are to be issued and (if so required by the Corporation) by a written instrument or instruments of transfer in form reasonably satisfactory to the Corporation duly executed by the holder of its duly authorized legal representative.  All shares of Series A-D Preferred surrendered for conversion shall be delivered to the Corporation for cancellation and canceled by it and no shares of Series A-D Preferred shall be issued in lieu thereof.

(B)           Automatic Conversion. Each share of Series A-D Preferred shall automatically be converted, without further action by the holders of the Series A-D Preferred or the Corporation, into such number of fully paid and nonassessable shares of Common Stock at the then applicable Conversion Price in accordance with Section 3.1(f) hereof immediately before the closing of a Qualified IPO.  The Corporation shall provide written notice of such conversion to each of the holders of Series A-D Preferred at least ten (10) days prior to the anticipated effective date of the Qualified IPO which notice shall set forth the anticipated effective time and closing date of the Qualified IPO and a demand for each holder of Series A-D Preferred to surrender to the Corporation the certificates representing such stock in exchange for certificates representing Common Stock to be issued upon the conversion thereof.  In the event of such offering, the Person(s) entitled to receive the shares of Common Stock issuable upon such conversion of the Series A-D Preferred shall not be deemed to have converted the Series A-D Preferred until immediately before the closing of such offering, except that any such Person may convert its shares of Series A-D Preferred at an earlier time in accordance with Section 3.1(f)(i)(A).

(ii)           Mechanics of Conversion.  As promptly as practicable after the surrender, as herein provided, of any shares of Series A-D Preferred for conversion pursuant to this Section 3.1(f) the Corporation shall deliver to or upon the written order of the holder of such shares of Series A-D Preferred so surrendered a certificate or certificates representing the number of fully paid and non-assessable shares of Common Stock into which such shares of Series A-D Preferred may be or have been converted.  Subject to the following provisions of this paragraph (ii), such conversion shall be deemed to have been made immediately prior to the close of business on the date that such shares of Series A-D Preferred shall have been surrendered in satisfactory form for conversion, and the Person or Persons entitled to receive the shares of Common Stock deliverable upon conversion of such shares of Series A-D Preferred shall be treated for all purposes as having become the record holder or holders of such shares of Common Stock at such appropriate time, and such conversion shall be at the Conversion Price applicable to the Series A Preferred, Series B Preferred, Series C Preferred and Series D Preferred, as appropriate, in effect at such time; provided, however, that no surrender shall be effective to constitute the Person or Persons entitled to receive the shares of Common Stock deliverable upon such conversion as the record holder or holders of such shares of Common Stock while the share transfer books of the Corporation shall be closed (but not for any period in excess of five days), but such surrender shall be effective to constitute the Person or Persons entitled to receive such shares of Common Stock as the record holder or holders thereof for all purposes immediately prior to the close of business on the next succeeding day on which such share transfer books are open, and such conversion shall be deemed to have been made at, and shall be made at such Conversion Price in effect at, such time on such next succeeding day.

(iii)           Payment of Dividends.  To the extent permitted by law, when shares of Series A-D Preferred are converted, all dividends declared and unpaid on the shares of Series A-D Preferred so converted to the date of conversion shall be immediately due and payable and must accompany the shares of Common Stock issued upon such conversion.

(iv)           Adjustments to Conversion Price.  The Conversion Price to any particular series shall be subject to adjustment as follows:

(A)           (1)  If the Corporation shall issue, after the date upon which any shares of Series A Preferred, Series B Preferred, Series C Preferred or Series D Preferred, as applicable, were first issued (the “Purchase Date”), any Additional Stock (as defined below) without consideration or for a consideration per share less than the Conversion Price applicable to such Series in effect immediately prior to each such issuance, the Conversion Price shall forthwith (except as otherwise provided in clause (2)) be adjusted to a price determined by multiplying such Conversion Price by a fraction, the numerator of which shall be the number of shares of Common Stock outstanding immediately prior to such issuance (including shares of Common Stock deemed to be issued pursuant to Section 3.1(f)(iv)(A)(5)(aa) or (bb)) plus the number of shares of Common Stock that the aggregate consideration received by the Corporation of such issuance would purchase at such Conversion Price; and the denominator of which shall be the number of shares of Common Stock outstanding immediately prior to such issuance (including shares of Common Stock deemed to be issued pursuant to Section 3.1(f)(iv)(A)(5)(aa) or (bb)) plus the number of shares of such Additional Stock actually issued.

(2)           No adjustment of the Conversion Price applicable to any of the Series A Preferred, Series B Preferred, Series C Preferred and Series D Preferred shall be made in an amount less than one cent per share, provided that any adjustments that are not required to be made by reason of this sentence shall be carried forward and shall be either taken into account in any subsequent adjustment made prior to five (5) years from the date of the event giving rise to the adjustment being carried forward, or shall be made at the end of five (5) years from the date of the event giving rise to the adjustment being carried forward.  Except to the limited extent provided for in subsection (5)(cc) and (5)(dd), no adjustment of such Conversion Price pursuant to this Section 3.1(f)(iv) shall have the effect of increasing the Conversion Price above the Conversion Price in effect immediately prior to such adjustment.

(3)           In the case of the issuance of Common Stock for cash, the consideration shall be deemed to be the amount of cash paid therefor before deducting any discounts, commissions or other expenses allowed, paid or incurred by the Corporation for any underwriting or otherwise in connection with the issuance and sale thereof.

(4)           In the case of the issuance of the Common Stock for a consideration in whole or in part other than cash, the consideration other than cash shall be deemed to be the fair value thereof as determined by the Board of Directors (which shall include the approval of a majority of the independent directors) irrespective of any accounting treatment.

(5)           In the case of the issuance (whether before, on or after the applicable Purchase Date) of options to purchase or rights to subscribe for Common Stock, securities by their terms convertible into or exchangeable for Common Stock or options to purchase or rights to subscribe for such convertible or exchangeable securities, the following provisions shall apply for all purposes of Section 3.1(f):

(aa)           The aggregate maximum number of shares of Common Stock deliverable upon exercise (assuming the satisfaction of any conditions to exercisability, including without limitation, the passage of time, but without taking into account potential antidilution adjustments) of such options to purchase or rights to subscribe for Common Stock shall be deemed to have been issued at the time such options or rights were issued and for a consideration equal to the consideration (determined in the manner provided in Sections 3.1(f)(iv)(A)(3) and (4)), if any, received by the Corporation upon the issuance of such options or rights plus the minimum exercise price provided in such options or rights (without taking into account potential antidilution adjustments) for the Common Stock covered thereby.

(bb)           The aggregate maximum number of shares of Common Stock deliverable upon conversion of, or in exchange (assuming the satisfaction of any conditions to convertibility or exchangeability, including, without limitation, the passage of time, but without taking into account potential antidilution adjustments) for, any such convertible or exchangeable securities or upon the exercise of options to purchase or rights to subscribe for such convertible or exchangeable securities and subsequent conversion or exchange thereof shall be deemed to have been issued at the time such securities were issued or such options or rights were issued and for a consideration equal to the consideration, if any received by the Corporation for any such securities and related options or rights (excluding any cash received on account of accrued interest or accrued dividends), plus the minimum additional consideration, if any, to be received by the Corporation (without taking into account potential antidilution adjustments) upon the conversion or exchange of such securities or the exercise of any related options or rights (the consideration in each case to be determined in the manner provided in Sections 3.1(f)(iv)(A)(3) and (4).

(cc)           In the event of any change in the number of shares of Common Stock deliverable or in the consideration payable to the Corporation upon exercise of such options or rights or upon conversion of or in exchange for such convertible or exchangeable securities, including, but not limited to, a change resulting from the antidilution provisions thereof, the Conversion Price applicable to the Series A Preferred, Series B Preferred, Series C Preferred and Series D Preferred, to the extent in any way affected by or computed using such options, rights or securities, shall be recomputed to reflect such change, but no further adjustment shall be made for the actual issuance of Common Stock or any payment of such consideration upon the exercise of any such options or rights or the conversion or exchange of such securities.

(dd)           Upon the expiration of any such options or rights, the termination of any such rights to convert or exchange or the expiration of any options or rights related to such convertible or exchangeable securities, the Conversion Price applicable to the Series A Preferred, Series B Preferred, Series C Preferred and Series D Preferred, to the extent in any way affected by or computed using such options, rights or securities or options or rights related to such securities, shall be recomputed to reflect the issuance of only the number of shares of Common Stock (any convertible or exchangeable securities that remain in effect) actually issued upon the exercise of such options or rights, upon the conversion or exchange of such securities or upon the exercise of the options or rights related to such securities.

(ee)           The number of shares of Common Stock deemed issued and the consideration deemed paid therefor pursuant to Sections 3.1(f)(iv)(A)(5)(aa) and (bb) shall be appropriately adjusted to reflect any change, termination or expiration of the type described in either Section 3.1(f)(iv)(A)(5)(cc) or (dd).

(6)           “Additional Stock” shall mean any shares of Common Stock issued (or deemed to have been issued pursuant to Section 3.1(f)(iv)(A)(5)) by the Corporation after the Purchase Date other than:

(aa)           Common Stock issued pursuant to a transaction described in Section 3.1(f)(iv)(B) hereof;

(bb)           shares of Common Stock issuable or issued to employees, consultants, or directors pursuant to stock option plans that are approved by the Board of Directors (provided that any stock option plan adopted after that date hereof shall include the approval of a majority of the independent directors);

(cc)           shares of Common Stock issuable or issued pursuant to stock option agreements or other commitments authorized by the Board of Directors prior to the date hereof; and

(dd)           shares of Common Stock issuable or issued upon conversion of any of the Series A-D Preferred or as dividends or distributions on any of the Series A-D Preferred.

(B)           In the event the Corporation should at any time, or from time to time after the Purchase Date, fix a record date for the effectuation of a split or subdivision of the outstanding shares of Common Stock or the determination of holders of Common Stock entitled to receive a dividend or other distribution payable in additional shares of Common Stock or other securities or rights convertible into, or entitling the holder thereof to receive directly or indirectly, additional shares of Common Stock (hereinafter referred to as “Common Stock Equivalents”) without payment of any consideration by such holder for the additional shares of Common Stock or the Common Stock Equivalents (including the additional shares of Common Stock issuable upon conversion or exercise thereof), then, as of such record date (or the date of such dividend distribution, split or subdivision if no record date is fixed), the Conversion Price applicable to the Series A Preferred, Series B Preferred, Series C Preferred and Series D Preferred shall be appropriately decreased so that the number of shares of Common Stock issuable on conversion of each share of any of the Series A-D Preferred shall be increased in proportion to such increase of the aggregate of shares of Common Stock outstanding and those issuable with respect to such Common Stock Equivalents.

(C)           If the number of shares of Common Stock outstanding at any time after the Purchase Date is decreased by a reverse split or combination of the outstanding shares of Common Stock, then, following the record date of such reverse split or combination, the Conversion Price shall be appropriately increased so that the number of shares of Common Stock issuable on conversion of each share of any of the Series A-D Preferred shall be decreased in proportion to such decrease in outstanding Common Stock.

(v)           Other Distributions.  In the event the Corporation shall declare a dividend or distribution payable in securities of other persons, evidences of indebtedness issued by the Corporation or other persons, assets (excluding cash dividends) or Common Stock Equivalents, then, in each such case, the holders of the Series A-D Preferred shall be entitled to a proportionate share of any such distribution as though they were the holders of the number of shares of Common Stock of the Corporation into which their shares of Series A-D Preferred are convertible as of the record date fixed for the determination of the holders of Common Stock of the Corporation entitled to receive such dividend or distribution.

(vi)           Recapitalizations.  If, at any time or from time to time after the Purchase Date, there shall be a recapitalization of the Common Stock (other than a subdivision, combination or merger or sale of assets transaction provided for elsewhere in this Section 3.1(f) or in Section 3.1(c) above), provision shall be made so that the holders of the Series A-D Preferred shall thereafter be entitled to receive upon conversion of their shares of Series A-D Preferred the number of shares of stock or other securities or property of the Corporation or otherwise, to which a holder of Common Stock deliverable upon conversion would have been entitled on such recapitalization.  In any such case, appropriate adjustment shall be made in the application of the provisions of this Section 3.1(f) with respect to the rights of the holders of such Series A-D Preferred after the recapitalization to the end that the provisions of this Section 3.1(f) (including adjustment to the Conversion Price then in effect and the number of shares purchasable upon conversion of the Series A-D Preferred) shall be applicable after that event as nearly equivalent as may be practicable.

(vii)           No Impairment.  The Corporation will not (by amendment of this Certificate of Incorporation or through any reorganization, recapitalization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities or any other voluntary action), avoid or seek to avoid the observance or performance of any of the terms to be observed or performed hereunder by the Corporation, but will at all times in good faith assist in the carrying out of all the provisions of this Section 3.1(f) and in the taking of all such action as may be necessary or appropriate in order to protect the conversion rights of the holders of the Series A-D Preferred against impairment.

(viii)         No Fractional Shares and Certificate as to Adjustments.

(A)           No fractional shares shall be issued upon the conversion of any share or shares of the Series A-D Preferred, and the number of shares of Common Stock to be issued shall be rounded to the nearest whole share (with .5 being rounded upward).  Whether or not fractional shares are issuable upon such conversion, shall be determined on the basis of the total number of shares of such Preferred Stock which the holder is at the time converting into Common Stock and the number of shares of Common Stock issuable upon such aggregate conversion.

(B)           Upon the occurrence of each adjustment or readjustment of a Conversion Price applicable to the Series A Preferred, Series B Preferred, Series C Preferred and Series D Preferred pursuant to this Section 3.1(f), the Corporation, at its expense, shall promptly compute such adjustment or readjustment in accordance with the terms hereof and prepare and furnish to each holder of such Series A Preferred, Series B Preferred, Series C Preferred and Series D Preferred a certificate setting forth such adjustment or readjustment and showing in detail the facts upon which such adjustment or readjustment is based.  The Corporation shall, upon the written request at any time of any holder of any of the Series A Preferred, Series B Preferred, Series C Preferred and Series D Preferred for which the applicable Conversion Price has been adjusted, furnish or cause to be furnished to such holder a like certificate setting forth (A) such adjustment and readjustment, (B) the Conversion Price applicable to the Series A Preferred, Series B Preferred, Series C Preferred and Series D Preferred, as appropriate, then in effect, and (C) the number of shares of Common Stock and the amount, if any, of other property which at the time would be received upon the conversion of a share of the Series A Preferred, Series B Preferred, Series C Preferred and Series D Preferred, as applicable.

(ix)           Notices of Record Date.  In the event of any taking by the Corporation of a record of the holders of any class of securities for the purpose of determining the holders thereof who are entitled to receive any dividend (other than a cash dividend) or other distribution, any right to subscribe for, purchase or otherwise acquire any shares of stock of any class or any other securities or property, or to receive any other right, the Corporation shall mail to each holder of shares of any of the Series A-D Preferred Stock, at least 20 days prior to the date specified therein, a notice specifying the date on which any such record is to be taken for the purpose of such dividend, distribution or right, and the amount and character of such dividend, distribution or right.

(x)           Reservation of Stock Issuable Upon Conversion.  The Corporation shall at all times reserve and keep available out of its authorized but unissued shares of Common Stock, solely for the purpose of effecting the conversion of the shares of Series A-D Preferred, such number of its shares of Common Stock as shall from time to time be sufficient to effect the conversion of all outstanding shares of Series A-D Preferred; and if at any time the number of authorized but unissued shares of Common Stock shall not be sufficient to effect the conversion of all then outstanding shares of such Series A-D Preferred, in addition to such other remedies as shall be available to the holder of any of the Series A-D Preferred, the Corporation will take such corporate action as may, in the opinion of its counsel, be necessary to increase its authorized but unissued shares of Common Stock to such number of shares as shall be sufficient for such purposes, including, without limitation, engaging in best efforts to obtain the requisite stockholder approval of any necessary amendment to its Certificate of Incorporation.

(xi)           Notices.  Any notice required by the provisions of Section 3.1(f) to be given to the holders of shares of any of the Series A-D Preferred shall be given in writing and shall be deemed effectively given upon personal delivery to the party to be notified or three days after deposit with the United States Post Office, by registered or certified mail, postage prepaid and addressed to the holder to be notified at such holder’s address then appearing on the books of the Corporation.

(g)           Registration of Transfer.  The Corporation shall keep at its principal office a register for the registration of the Series A Preferred, Series B Preferred, Series C Preferred and Series D Preferred.  Upon the surrender of any certificate representing any of the Series A-D Preferred at such place, the Corporation shall, at the request of the record holder of such certificate, execute and deliver (at the Corporation's expense) a new certificate or certificates in exchange therefor representing in the aggregate the number of Shares represented by the surrendered certificate.  Each such new certificate shall be registered in such name and shall represent such number of Shares as is requested by the holder of the surrendered certificate and shall be substantially identical in form to the surrendered certificate, and dividends shall accrue on the Series A-D Preferred represented by such new certificate from the date to which dividends have been fully paid on such Series A-D Preferred represented by the surrendered certificate.

(h)           Replacement.  Upon receipt of evidence reasonably satisfactory to the Corporation (an affidavit of the registered holder shall be satisfactory) of the ownership and the loss, theft, destruction or mutilation of any certificate evidencing Shares of any of the Series A-D Preferred, and in the case of any such loss, theft or destruction, upon receipt of indemnity reasonably satisfactory to the Corporation (provided that if the holder is a financial institution or other institutional investor its own agreement shall be satisfactory), or, in the case of any such mutilation upon surrender of such certificate, the Corporation shall (at its expense) execute and deliver in lieu of such certificate a new certificate of like kind representing the number of Shares of such class represented by such lost, stolen, destroyed or mutilated certificate and dated the date of such lost, stolen, destroyed or mutilated certificate, and dividends shall accrue on the Series A-D Preferred represented by such new certificate from the date to which dividends have been fully paid on such lost, stolen, destroyed or mutilated certificate.

(i)           Certain Definitions.  As used in Section 3, the following terms shall have the meanings set forth below (with terms defined in the singular having comparable meanings when used in the plural), unless the context otherwise requires:

“Business Day” means any day except Saturday, Sunday or other day on which commercial banks in the State of New York are authorized or required by law or executive order to close.

“Liquidation” shall mean the voluntary or involuntary liquidation under applicable bankruptcy or reorganization legislation, dissolution or winding up of the Corporation.  For purposes of Section 3.1(c), “Liquidation” shall deemed to be occasioned by, or to include (unless the holders of at least a majority of the then outstanding shares of Series A-D Preferred shall determine otherwise), (a) the acquisition of the Corporation by another entity by means of any transaction or series of related transactions (including, without limitation, any reorganization, merger or consolidation) that results in the transfer of 50% or more of the outstanding voting power of the Corporation; or (b) a sale of all or substantially all of the assets of the Corporation.

“Person” means any individual, firm, corporation, partnership, limited liability company, trust, incorporation or unincorporated association, joint venture, joint stock company, governmental body or other entity of any kind or nature.”

4.           The amendment to the certificate of incorporation was authorized by the unanimous vote of the board of directors and by the requisite majority vote of the shareholders at a special meeting of the shareholders.

     IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment to be signed by an authorized officer this 14th day of March 2008.

DAIS ANALYTIC CORPORATION

By:	/s/ Robert W. Brown
Name: Robert W. Brown
Title: Secretary
Address: 11552 Prosperous Drive Odessa, Florida 33556

CERTIFICATE OF AMENDMENT

OF THE

CERTIFICATE OF INCORPORATION

OF

DAIS ANALYTIC CORPORATION

Under and Pursuant to Section 805 of the Business Corporation Law
Of the State of New York

Filer: Robert W. Brown
Dais Analytic Corporation
11552 Prosperous Drive
Odessa, Florida 33556